Exhibit 99(a)

               RONSON REPORTS SALES AND RESULTS OF OPERATIONS IN
                     THE SECOND QUARTER AND FIRST HALF 2005


      Somerset, N.J., August 5, 2005 - Ronson Corporation (NASDAQ SmallCap RONC) today reported:

Sales
-----

      The Company's Net Sales were $12,506,000 in the first half of 2005 as compared to $13,425,000 in the first half of 2004 and were $6,069,000 in the second quarter of 2005 compared to $6,376,000 in the second quarter of 2004.

Results of Operations
---------------------

      The Company had a Loss before Other Charges and Income Taxes of $93,000 in the second quarter of 2005 compared to Earnings before Other Charges and Income Taxes of $70,000 in the second quarter of 2004.

      In the second quarter of 2005, the Company reached an agreement for the sale of Ronson Aviation's charter aircraft, The Citation II, and its charter business for $1.6 million in cash. The sale is expected to be completed in the third quarter of 2005. The expected sale resulted in a nonrecurring loss in the second quarter of 2005 of $421,000, before income taxes.

      After the nonrecurring loss, the Company had a Net Loss in the second quarter of 2005 of $325,000 as compared to a Net Loss in the second quarter of 2004 of $74,000.

      Ronson Corporation's operations include it's wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.


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                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE QUARTER ENDED JUNE 30:
------------------------------
                                                2005               2004
                                                ----               ----

Net sales                                   $  6,069,000       $  6,376,000
Earnings (loss) before other charges and
     income taxes                                (93,000)            70,000

Nonrecurring loss - aircraft sale                421,000 (1)             --
Other charges - litigation                        55,000 (2)         50,000 (2)
Earnings (loss) before income taxes             (569,000)            20,000
Income tax expense (benefit)                    (244,000)            94,000 (3)
Net loss                                        (325,000)           (74,000)

Net loss per common share (4,5):
     Basic                                  $       (.08)      $       (.02)
     Diluted                                        (.08)              (.02)

Average common shares outstanding (4,5):
     Basic                                     4,321,000          4,266,000
     Diluted                                   4,321,000          4,266,000


FOR THE SIX MONTHS ENDED JUNE 30:
---------------------------------
                                                 2005               2004
                                                 ----               ----

Net sales                                   $ 12,506,000       $ 13,425,000
Earnings (loss) before other charges and
     income taxes                               (234,000)           598,000
Nonrecurring loss - aircraft sale                421,000 (1)             --
Other charges - litigation                        55,000 (2)        100,000 (2)
Earnings (loss) before income taxes             (710,000)           498,000
Income tax expense (benefit)                    (297,000)           297,000 (3)
Net earnings (loss)                             (413,000)           201,000
Net earnings (loss) per common share (4,5):
     Basic                                  $       (.10)      $        .05
     Diluted                                        (.10)               .05

Average common shares outstanding (4,5)
     Basic                                     4,321,000          4,262,000
     Diluted                                   4,321,000          4,371,000


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

FOOTNOTES:
----------

(1) In the second quarter of 2005, the Company reached an agreement for the sale of Ronson Aviation's charter aircraft, the Citation II, and its charter business for $1.6 million in cash. The sale is expected to be completed in August 2005. The expected sale resulted in a nonrecurring loss in the second quarter of 2005 of $421,000, before income taxes.

(2) Each of the periods reported included other charges which were the legal fees incurred as a result of the two lawsuits filed by the same stockholder, net of related insurance reimbursements.

(3) The income tax expense in the second quarter and first half of 2004 included an accrual of state income taxes of $122,000 ($81,000 net of the federal income tax effect). This accrual related to the company's appeal in the Tax Court of an assessment by the State of New Jersey of $122,000 in income taxes for the years 1997-2000. In June 2004 the New Jersey Tax Court upheld the assessment by the State of New Jersey. The Company has appealed the decision of the Tax Court.

(4) Basic Net Earnings (Loss) per Common Share provides for quarterly cumulative preferred dividends with no conversion of preferred shares to common shares. Provisions were made for cumulative preferred dividends of $2,000 in the first half of 2004 (none in 2005).

      Diluted Net Earnings (Loss) per Common Share assumes no provision for the quarterly cumulative preferred dividends with full conversion of all preferred shares to common shares and includes the dilutive effect of outstanding stock options. The assumed conversion of preferred shares to common shares and the stock options were anti-dilutive for the quarter and six months ended June 30, 2005 and for the quarter ended June 30, 2004, and therefore, were excluded from the computation of Diluted Net Earnings
      (Loss) per Common Share for those periods.

(5) On February 15, 2005 the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.


COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300